Exhibit 99.1

   PRESS RELEASE

For Release:             Immediate

Contact:                    Scott Monette                           Matt Pudlowsk
                                     314/877-7113                             314/877-7091

Ralcorp Holdings, Inc. Announces Exchange Offer for $300 million of its 6.625% Senior Notes

April 9, 2010…Ralcorp Holdings, Inc. (NYSE:RAH) announced today that it commenced an offer to exchange $300 million of its 6.625% Senior Notes due 2039 which have been registered under the Securities Act of 1933 (the “Exchange Notes”) in exchange for $300 million of its outstanding 6.625% Senior Notes due 2039, which were issued August 2009 in a private placement (the “Private Notes”).  The exchange offer is being conducted upon the terms and subject to the conditions set forth in the prospectus dated April 9, 2010, and the related letter of transmittal.

The terms of the Exchange Notes are substantially identical to the terms of the Private Notes, including subsidiary guarantees, except that provisions relating to transfer restrictions, registration rights and additional interest will not apply to the Exchange Notes.

The exchange offer is limited to holders of the 6.625% Senior Notes issued on August 14, 2009.  The exchange offer is scheduled to expire at 5.00 p.m. Eastern Standard Time on May 7, 2010, unless extended.  Private Notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date by following the procedures set forth in the exchange offer prospectus and the related letter of transmittal.

Copies of the prospectus and the related letter of transmittal may be obtained from Deutsche Bank Trust Company Americas, which is serving as the exchange agent for the exchange offer. The address, email, telephone and facsimile number of Deutsche Bank Trust Company Americas are as follows:

By Regular, Registered or Certified Mail: DB Services Tennessee, Inc. P.O. Box 305050 Nashville, Tennessee 37211 Attn: Reorganization Unit	By Facsimile Transmission or Electronic Mail (for Eligible Institutions Only): (615) 866-3889 DB.Reorg@db.com For Information: 1-800-735-7777	For Hand or Overnight Delivery: DB Services Tennessee, Inc. 648 Grassmere Park Road Nashville, Tennessee 37211 Attn: Reorganization Unit

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.